Exhibit 99.1

Dean Foods Announces Hector M. Nevares Will Not Stand for Re-Election to Board of Directors

Dallas, Texas, March 2, 2016

Dean Foods Company (NYSE: DF) today announced that director Hector M. Nevares notified the Company of his decision not to stand for re-election to the Board of Directors at the 2016 Annual Meeting of Stockholders.  He plans to retire from the Board effective upon the expiration of his current term at the 2016 Annual Meeting.

“Hector has been instrumental in providing strategic advice, business expertise and oversight on behalf of our shareholders for over 20 years,” said Gregg Tanner, Chief Executive Officer. “In addition, his extensive knowledge of the dairy industry has helped guide Dean Foods through significant changes over the years.  I’m sure I speak for all employees when I say that we sincerely thank him for his service and leadership,” concluded Tanner.

“On behalf of the Company and my fellow directors, I thank Hector for his guidance and valuable contributions to Dean Foods.  We wish him and his family the very best” said Jim Turner, Non-Executive Chairman of the Board.

Mr. Nevares, age 65, joined the Dean Foods Board of Directors in 1994 and served as a vice chairman of the Board from 1996 until 2001. He is currently a member of, and until his retirement will continue to serve on, the Board’s Audit Committee and Nominating/Corporate Governance Committee.

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 national, regional and local dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**	PET is a trademark of The J.M. Smucker Company and is used by license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438